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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of February 10, 2006, by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 (the "Company") and John P. Caparella, a resident of Orlando, Florida ("Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ Executive as Executive Vice President and Chief Operating Officer of its Gaylord Hotels division, and Executive desires to serve in such capacity pursuant to the terms of this Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

         1. EMPLOYMENT; TERM. The Company hereby agrees to employ Executive, and Executive hereby agrees to employment with the Company upon the terms and conditions contained in this Agreement. The term of Executive's employment hereunder shall commence as of the date hereof (the "Effective Date") and shall continue for a period of three (3) years from and after the Effective Date (the "Initial Period"). For purposes of this Agreement, a "Contract Year" shall mean a one year period commencing on the Effective Date or any anniversary thereof. This Agreement shall automatically renew for one (1) year terms (each referred to as an "Extension Period")(the Initial Period and each Extension Period collectively referred to as the "Employment Period") unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the Initial Period or any Extension Period.

         2. DUTIES; TITLE.

         (a) Description of Duties.

                  (i) During the Employment Period, Executive shall serve the Company as Executive Vice President and Chief Operating Officer of Gaylord Hotels and report directly to the Chairman and Chief Executive Officer ("CEO") of the Company. Executive shall supervise the Company's Gaylord Hotels business and perform such other duties as the President and Chief Executive Officer of the Company shall reasonably determine.

                  (ii) Executive shall faithfully perform the duties required of his office. Executive shall devote all of his business time and effort to the performance of his duties to the Company. Executive shall not, during the Employment Period, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Executive's duties and responsibilities hereunder.


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         (b) Company Policies. Executive shall be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company, including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

         3. CASH COMPENSATION.

         (a) Base Salary. During the Employment Period, the Company shall pay to Executive an annual salary of $350,000 (the "Base Salary"). The Company shall evaluate Executive for base salary increases annually based on performance.

         (b) Annual Cash Bonus. During the Employment Period, Executive shall be eligible for an annual cash bonus of up to a target of 55% of Executive's Base Salary (the "Year-End Bonus") to be paid to him in each calendar year with the determination of the Year-End Bonus, if any, to be based on the achievement of certain goals and Company performance criteria as established by the CEO and approved by the Board's Human Resources Committee. The Year-End Bonus for each calendar year shall be paid to Executive on or before February 28th of the immediately succeeding year.

         (c) Withholding. The Base Salary and each Year-End Bonus shall be subject to applicable withholding and shall be payable in accordance with the Company's payroll practices.

         4. BENEFITS; EXPENSES; ETC.

         (a) Expenses. During the Employment Period, the Company shall reimburse Executive, in accordance with the Company's policies and procedures, for all reasonable expenses incurred by Executive in connection with the performance of his duties for the Company.

         (b) Vehicle Allowance. During the Employment Period, Executive shall be entitled to receive from the Company a vehicle allowance of $800 per month.

         (c) Vacation. During the Employment Period, Executive shall be entitled to three (3) weeks vacation during each Contract Year.

         (d) Company Plans. During the Employment Period, Executive shall be entitled to participate in and enjoy the benefits of (i) the Company Health Insurance Plan, (ii) the Company 401(k) Savings Plan, (iii) the Company Supplemental Deferred Compensation ("SUDCOMP") Plan, and (iv) any health, life, disability, retirement, pension, group insurance, or other similar plan or plans which may be in effect or instituted by the Company for the benefit of executives generally, upon such terms as may be therein provided. A summary of such benefits as in effect on the date hereof has been provided to Executive, the receipt of which is hereby acknowledged.

         5. TERMINATION. Executive's employment hereunder may be terminated prior to the expiration of the Employment Period as follows:

         (a) Termination by Death. Upon the death of Executive, Executive's employment shall automatically terminate as of the date of death.


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         (b) Termination by Company for Permanent Disability. At the option of the Company, Executive's employment may be terminated by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term "Permanent Disability" shall mean a physical or mental incapacity or disability which renders Executive unable substantially to render the services required hereunder for a period of ninety (90) consecutive days or one hundred eighty (180) days during any twelve
(12) month period as determined in good faith by the Company.

         (c) Termination by Company for Cause. At the option of the Company, Executive's employment may be terminated by written notice to Executive upon the occurrence of any one or more of the following events (each, a "Cause"):

                  (i) any action by Executive constituting fraud, self-dealing, embezzlement, or dishonesty in the course of his employment hereunder;

                  (ii) any conviction of Executive of a crime involving moral turpitude;

                  (iii) failure of Executive after written reasonable notice promptly to comply with any material, valid and legal directive of the CEO;

                  (iv) a material breach by Executive of any of his obligations under this Agreement and failure to cure such breach within ten (10) days of his receipt of written notice thereof from the Company(or, if such material breach is not capable of being cured within ten (10) days, Executive shall fail to commence such cure within ten (10) days and diligently prosecute such cure); or

                  (v) a failure by Executive to perform adequately his responsibilities under this Agreement as demonstrated by objective and verifiable evidence showing that the business operations under Executive's control have been materially harmed as a result of Executive's gross negligence or willful misconduct.

         (d) Termination by Executive for Good Reason. At the option of Executive, Executive may terminate his employment by written notice to Company given within a reasonable time after the occurrence of the following circumstances ("Good Reason"), unless the Company cures the same within thirty
(30) days of such notice:

                  (i) Any reduction by Company of his Base Salary (excluding a reduction of up to 5% of his Base Salary provided such reduction is made on a Company-wide basis);

                  (ii) Company's requiring Executive to be based anywhere other than Orlando, Florida except for required travel on the Company's business; or

                  (iii) A material breach by the Company of any of its obligations under this Agreement.

         (e) Termination by Company Without Cause or by Executive Without Good Reason. The Executive's employment may be terminated by the Company other than for Permanent


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Disability or Cause upon written notice to Executive at any time ("Without
Cause") or by Executive other than for Good Reason upon written notice to the Company at any time ("Without Good Reason").

         6. EFFECT OF TERMINATION.

         (a) Effect Generally. If Executive's employment is terminated prior to the third anniversary of the Effective Date, the Company shall not have any liability or obligation to Executive other than as specifically set forth in
Section 5, Section 6 and Section 7 hereof. Upon the termination of Executive's employment for any reason, he shall, upon the request of the Company, resign from all corporate offices held by Executive.

         (b) Effect of Termination by Death. Upon the termination of Executive's employment as a result of death, Executive's estate shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive's Year-End Bonus, if any, for the year in which termination occurs; (iii) any unpaid portion of the Year-End Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company, excluding benefits payable to any plan beneficiary pursuant to a contractual beneficiary designation by Executive; (iv) Executive's vested stock options as of the date of death, the vesting and exercise of which is governed by the Omnibus Plan; and (v) all of Executive's stock options and restricted stock, which pursuant to the Omnibus Plan are accelerated as of the termination date and are exercisable until the expiration of the applicable stock option term.

         (c) Effect of Termination for Permanent Disability. Upon the termination of Executive's employment hereunder as a result of Permanent Disability, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive's Year-End Bonus, if any, for the year in which termination occurs; (iii) any unpaid portion of the Year-End Bonus for prior calendar years, long-term disability benefits available to executives of the Company, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) Executive's vested stock options as of the date of termination, the vesting of which is governed by the Omnibus Plan; and (v) all of Executive's stock options and restricted stock, which pursuant to the Omnibus Plan are accelerated as of the termination date and are exercisable until the expiration of the applicable stock option term. Payments to Executive hereunder shall be reduced by any payments received by Executive under any worker's compensation or similar law.

         (d) Effect of Termination by the Company for Cause or by Executive Without Good Reason. Upon the termination of Executive's employment by the Company for Cause or by Executive Without Good Reason, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) any unpaid Year-End Bonus for prior calendar years, accrued but unpaid vacation pay, unreimbursed expenses incurred


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pursuant to Section 4(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; and
(iii) the portion of any restricted stock grant that is free from restrictions as of the termination date. All stock options, to the extent not theretofore exercised, shall terminate on the date of termination of employment under this
Section 6(d). Executive shall also forfeit any right to a Year-End Bonus for the calendar year in which Executive's termination occurs.

         (e) Effect of Termination by the Company Without Cause or by Executive for Good Reason. Upon the termination of Executive's employment hereunder by the Company Without Cause or by Executive for Good Reason, Executive shall be entitled to: (i) an amount equal to Executive's Base Salary over a 12 month period, payable in installments as normal payroll over the 12 months following the date of termination; (ii) any unpaid portion of the Year-End Bonus for prior calendar years and a prorated portion of any bonus the Executive may earn as a Year-End Bonus for the current year, provided the Executive has been employed for more than six months in the current year; (iii) accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the portion of any restricted stock or restricted stock unit grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all shares of any restricted stock or restricted stock unit grant that are subject to restrictions as of the date of termination and scheduled to vest during the 12 month period following the date of termination; (v) the vested portion of Executive's stock options, and the acceleration and immediate vesting of Executive's unvested stock options that are scheduled to vest during the 12 month period following the date of termination; and (vi) continued coverage during the 12 month period following the date of termination under the Company's employee medical and life insurance plans. Executive shall have one (1) year from the date of such termination Without Cause or by Executive for Good Reason to exercise all vested stock options.

         7. CHANGE OF CONTROL.

                  (a) Definition. A "Change of Control" shall be deemed to have taken place if:

                      (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

                      (ii) individuals who, as of the date of this Amendment, were members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; provided that any individual who becomes a director after such date whose election or nomination for election by the Company's shareholders was approved by two-thirds of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the


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         directors of the Company (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934), "tender offer" (as such term is used in Section 14(d) of the Securities Exchange Act of 1934) or a proposed transaction described in clause (iii) below) shall be deemed to be members of the Incumbent Board;

                      (iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

                      (iiiv) the Company sells all or substantially all of the assets of the Company.

                  (b) Effect of Change of Control. In the event that within one
         (1) year following a Change of Control, the Company terminates Executive Without Cause or Executive terminates employment for Good Reason (and for purposes of the definition of "Good Reason" as used in this paragraph 7(b), the following two circumstances shall also constitute Good Reason in addition to the three circumstances described in Section 5(d): (i) any adverse change by Company in the Executive's position or title in effect immediately prior to such Change of Control, whether or not any such change has been approved by a majority of the members of the Board; and (ii) the assignment to Executive, over his reasonable objection, of any duties materially inconsistent with his status immediately prior to such Change of Control or a substantial adverse alteration in the nature of his responsibilities), Executive shall be entitled to: (i) the payment of three (3) times Executive's Base Salary for the year in which such termination shall occur; (ii) the payment of three (3) times Executive's Annual Bonus for the preceding year; (iii) any unpaid portion of any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the portion of restricted stock that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all restricted stock grants that are subject to restrictions as of the date of termination; and (v) the vested portion of Executive's Stock Options and the acceleration and immediate vesting of any unvested portion of Executive's Stock Options. Executive shall have two (2) years from the date of such termination to exercise all vested Stock Options.

         7A. EXCISE TAX REIMBURSEMENT. In connection with or arising out of a Change in Control of the Company, in the event Executive shall be subject to the tax imposed by Section 4999 of the Code (the "Excise Tax") in respect of any payment or distribution by the Company or any other person or entity to or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following any termination of Executive other than Termination for Cause or By Executive without Good Reason (a "Payment"), the Company shall pay to Executive an additional amount.


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The additional amount (the "Gross-Up Payment") shall be equal to the Excise Tax, together with any federal, state and local income tax, employment tax and any other taxes associated with this payment such that Executive incurs no out-of-pocket expenses associated with the Excise Tax. Provided, however, nothing in this Section shall obligate the Company to pay Executive for any federal, state or local income taxes imposed upon Executive by virtue of a Payment. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

                  (a) Determination of Parachute Payments. Any payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or his termination of employment other than by the Company for Cause or by Executive Without Good Reason shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

                  (b) Valuation of Benefits and Determination of Tax Rates. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Section 280G(d)(3) and
         (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of termination of his employment, net of the applicable reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (c) Repayment of Gross-Up by Executive and Possible Additional Gross-Up by Company. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (including the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up



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         Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest and/or penalties payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined.

         8. EXECUTIVE COVENANTS.

         (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 8 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 8 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, Executive shall be subject to the restrictions set forth in this
Section 8.

         (b) Definitions. The following capitalized terms used in this Section 8 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

         "Confidential Information" means any confidential or proprietary information possessed by the Company, including, without limitation, any confidential "know-how," customer lists, details of client and consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Tennessee.

         "Person" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

         "Protected Employees" means employees of the Company or its affiliated companies who are employed by the Company or its affiliated companies at any time within six (6) months prior to the date of termination of Executive for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by Executive.

         "Restricted Period" means the period of Executive's employment by the Company plus a period extending one (1) year from the date of termination of employment; provided, however, the Restricted Period shall be extended for a period equal to the time during which Executive is in breach of his obligations to the Company under this Section 8. Notwithstanding any other provision of this Agreement to the contrary, the Restricted Period for purposes of the Non-Competition covenant set forth below in Section 8(c)(ii) will extend for one
(1) year from the date of termination of employment only in the event of a termination of Executive's employment


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either (i) by the Company pursuant to Sections 5 (c), or (ii) by the Executive pursuant to Section 5(e).

         "Restrictive Covenants" means the restrictive covenants contained in
Section 8(c) hereof:

         (c) Restrictive Covenants.

                  (i) Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period or thereafter, reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, at any time during the Restricted Period or thereafter, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law including, without limitation, any state or federal statutory or common law regarding trade secrets and unfair trade practices.

                  (ii) Non-Competition. Executive shall not, during the Restricted Period, directly or indirectly, for himself or on behalf of or in conjunction with any other Person: (x) engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity whether as an employee, independent contractor, consultant or advisor, or as sales representative, in any hotel business and/or meeting and convention center business in direct competition with the Company or any subsidiary of the Company, within seventy-five (75) miles of the locations in which the Company or any of the Company's subsidiaries owns or operates any hotel and/or meeting and convention center (the "Territory"), or (y) call upon any Person which is at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the subsidiaries thereof) within the Territory for the purpose of providing noncommercial property management, rental or sales services to property owners and/or renters in direct competition with the Company or any subsidiary of the Company within the Territory. The foregoing shall not be deemed to prohibit Executive from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

                  (iii) Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Employment Period plus a period extending an additional twenty-four (24) months from the date of termination of employment, Executive shall not directly or indirectly on Executive's own behalf or on behalf of any


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         Person solicit any Protected Employee to terminate his or her employment with the Company. For purposes of this Agreement, the term "solicit" shall expressly exclude Persons responding to generic trade journal and periodical advertisements.

                  (iv) Non-interference with Company Opportunities. Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period or thereafter, Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person, interfere with, solicit, pursue, or in any way make use of any such business opportunities.

                  (v) Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain in the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

         (d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that:

                  (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent;

                  (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or

                  (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

         (e) Enforcement of the Restrictive Covenants.

                  (i) Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently,



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         Executive from violating or threatening to violate the Restrictive
         Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to herein shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  (ii) Severability of Covenant. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in all respects. If any court determines that any Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         9. COOPERATION IN FUTURE MATTERS. Executive hereby agrees that, for a period of three (3) years following the date of his termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration Executive's other commitments, and Executive shall be compensated (except for cooperation in connection with legal proceedings) at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall also be reimbursed for all reasonable out of pocket expenses. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement or in the event of a termination by the Company pursuant to Section 5(e) above.

         10. INDEMNIFICATION. The Company shall indemnify Executive and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys' fees and expenses) arising out of any acts or failures to act by the Company, its directors, employees or agents, that occurred prior to the Effective Date, or arising out of or relating to any acts, or omissions to act, made by Executive on behalf of or in the course of performing services for the Company to the fullest extent permitted by the Bylaws of the Company, or, if greater, as permitted by applicable law, as the same shall be in effect from time to time. If any claim, action, suit or proceeding is brought, or any claim relating thereto is made, against Executive with respect to which indemnity may be sought against the Company pursuant to this Section, Executive shall notify the Company in writing thereof, and the Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Executive.

         11. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that he is free to enter into this Agreement and, as of the Effective Date, that he is not subject to any conflicting obligation or any disability which shall prevent or hinder Executive's execution of this Agreement or the performance of his obligations hereunder; that no


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

lawsuits or claims are pending or, to Executive's knowledge, threatened against Executive; and that he has never been subject to bankruptcy, insolvency, or similar proceedings, has never been convicted of a felony or a crime involving moral turpitude, and has never been subject to an investigation or proceeding by or before the Securities and Exchange Commission or any state securities commission. The Company shall have the authority to conduct an independent investigation into the background of Executive and Executive agrees to fully cooperate in any such investigation. The Company shall notify Executive if it intends to conduct such an investigation.

         12. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile or electronic mail, addressed to the parties at the addresses set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid):

         (a)  if to the Company, to:         Gaylord Entertainment Company
                                             One Gaylord Drive
                                             Nashville, Tennessee 37214
                                             Attn:  President
                                             Facsimile: (615) 316-6000

         (b)  if to Executive, to:           John P. Caparella

                                             -----------------------

                                             -----------------------


and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.

         13. MISCELLANEOUS.

         (a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended, or terminated except by a written agreement signed by all of the parties hereto. This Agreement supersedes Executive's previous July 15, 2003 Employment Agreement with the Company in its entirety. Nothing contained in this Agreement shall be construed to impose any obligation on the Company to renew this Agreement and neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement.

         (b) Assignment; Binding Effect. This Agreement shall not be assignable by Executive, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement may only be assigned by the Company to an entity controlling, controlled by, or under common control with the Company; provided, however, that no such assignment shall relieve the Company of any of its obligations hereunder.

         (c) Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         (d) Enforceability. Subject to the terms of Section 8(e) hereof, if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

         (e) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the sections.

         (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original.

         (g) Confidentiality of Agreement. The parties agree that the terms of this Agreement as they relate to compensation, benefits, and termination shall, unless otherwise required by law (including, in the Company's reasonable judgment, as required by federal and state securities laws), be kept confidential; provided, however, that any party hereto shall be permitted to disclose this Agreement or the terms hereof with any of its legal, accounting, or financial advisors provided that such party ensures that the recipient shall comply with the provisions of this Section 13(g).

         (h) Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of Florida and for all purposes shall be construed and enforced in accordance with the internal laws of said state.

         (i) No Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors, heirs, executors, administrators, legal representatives, and permitted assigns.

         (j) Dispute Resolution. Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by appropriate state or federal courts located in Osceola County, Florida.


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


         (k) IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

                                        GAYLORD ENTERTAINMENT COMPANY


                                        By: /s/ Carter R. Todd
                                            ------------------
                                        Name: Carter R. Todd
                                        Title: Senior Vice President, General
                                               Counsel and Secretary


                                        EXECUTIVE:


                                        /s/ John P. Caparella
                                        ----------------------
                                        John P. Caparella









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